Exhibit 1

12 March 2025

British American Tobacco Announces Pricing of $2,500,000,000 Notes Offerings

British American Tobacco p.l.c. (“BAT”) today announces that B.A.T Capital Corporation (the “Issuer”), a wholly owned subsidiary of BAT, has priced an offering of $2,500,000,000 aggregate principal amount of guaranteed debt securities consisting of (1) $1,000,000,000 5.350% Notes due 2032, (2) $1,000,000,000 5.625% Notes due 2035 and (3) $500,000,000 6.250% Notes due 2055 (collectively, the “Notes”).

The Notes will be fully and unconditionally guaranteed on a senior and unsecured and joint and several basis by BAT, B.A.T. International Finance p.l.c. (“BATIF”), B.A.T. Netherlands Finance B.V. (“BATNF”) and, unless its guarantee is released in accordance with the relevant indenture, Reynolds American Inc. (“RAI”).

The issuance of the Notes is expected to close on 13 March 2025, subject to customary closing conditions.

BAT intends to use the net proceeds of the offering of the Notes for general corporate purposes, including the potential repayment of existing indebtedness.

BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc. and Standard Chartered Bank are acting as joint book-running managers for the offering. BBVA Securities Inc., Commerz Markets LLC, Lloyds Securities Inc. and Mizuho Securities USA LLC are acting as bookrunners. Bank of China Limited, London Branch and SMBC Nikko Securities America, Inc. are acting as co-managers.

The offering of the Notes will be made under BAT’s existing effective shelf registration statement on file with the U.S. Securities and Exchange Commission (the “SEC”), which is available online at www.sec.gov. A preliminary prospectus supplement and an accompanying prospectus describing the terms of the offering and other information relating to the Issuer, BATIF, BAT, BATNF and RAI have been filed with the SEC. The shelf registration statement, the preliminary prospectus supplement and the accompanying prospectus may be obtained, free of charge, by contacting BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 and Standard Chartered Bank toll-free at +44 2078 855739.

The preliminary prospectus supplement is also available at:

424B2 (sec.gov)

The shelf registration statement is also available at:

F-3ASR (sec.gov)

This communication shall not constitute an offer to sell nor a solicitation of an offer to buy the Notes. This offering is being made only pursuant to the Form F-3 registration statement, the prospectus supplement and the accompanying prospectus and only to such persons and in such jurisdictions as is permitted under applicable law.

About BAT

BAT is a leading global multi-category consumer goods business. Underpinned by world-leading science and R&D, our purpose is to create A Better Tomorrow™ by Building a Smokeless World where, ultimately, cigarettes have become a thing of the past. BAT’s purpose is backed by Omni™, an evidence-based manifesto for change which captures its commitment and progress.

BAT’s aim is to have 50 million adult consumers of its Smokeless products by 2030 and generate 50% of its revenue from Smokeless products*† by 2035. BAT’s portfolio is made up of a growing range of nicotine and smokeless tobacco products which include its Vapour brand Vuse; Heated Product brand glo; and Velo, its Modern Oral (nicotine pouch) brand. BAT’s portfolio reflects our commitment to meeting the evolving and varied preferences of today’s adult consumers.

* Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive.
† Our products as sold in the US, including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to Food and Drug Administration (the “FDA”) regulation and no reduced-risk claims will be made as to these products without FDA clearance.

Forward-Looking Statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of U.S. Private Securities Litigation Reform Act 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, the offering of the Notes.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. The forward-looking statements should be read in conjunction with the other cautionary statements that are included in BAT’s filings with the SEC, including BAT’s 2024 Annual Report on Form 20-F and other reports furnished on Form 6-K.

The forward-looking statements in this announcement reflect knowledge and information available and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

Additional information concerning these and other factors can be found in BAT’s filings with the SEC, including the Annual Report on Form 20-F filed on 14 February 2025 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, www.sec.gov.

PROHIBITION OF SALES TO U.K. RETAIL INVESTORS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of U.K. domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of U.K. domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of U.K. domestic law by virtue of the EUWA and the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of U.K. domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the UK PRIIPs Regulation.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”) and the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Enquiries:

Investor Relations
British American Tobacco Investor Relations
Victoria Buxton / Amy Chamberlain / John Harney
+44 20 7845 2012/1124/1263
ir_team@bat.com

British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours) | @BATplc
press_office@bat.com